FREE WRITING PROSPECTUS Dated September 11, 2018	Filed Pursuant to Rule 433 Registration No. 333-210865 Registration No. 333-210865-05

* Pricing Details * $800.8mm World Omni (WOLS) 2018-B
Jt. Lead: Wells Fargo (str.) BofAML, MUFG

Co-Manager : Mizuho, PNC, Regions, TD, Williams Group

Class	Amt ($mm)	M/F	WAL (yrs)	SPD	YLD%	CPN%	$PRICE

A-1	87.000	P-1/F1+	0.18	+3	2.26923	2.26923	100.00000
A-2A	208.000	Aaa/AAA	1.14	+18	2.979	2.960	99.99928
A-2B	94.000	Aaa/AAA	1.14	+18	n/a	1ML+18	100.00000
A-3	302.000	Aaa/AAA	2.26	+27	3.215	3.190	99.99203
A-4	70.000	Aaa/AAA	2.58	+37	3.330	3.300	99.98241
B	39.800	Aa2/AA	2.67	+50	3.464	3.430	99.97643

Priced at 75 PPC to maturity

- Transaction Details -

Ticker	: WOLS 2018-B	Min Denoms	: $1k x $1k
Registration	: SEC Reg	Expected Settle	: 9/19/2018
Expected Ratings	: Moody’s/Fitch	First Pay	: 10/15/2018
ERISA Eligible	: Yes
B&D	: Wells Fargo

- Available Information -

   * Attachments: Preliminary Prospectus, Ratings Free Writing Prospectus and CDI file

   * Intex Deal Name: wswols18b Password: 46JB

   * Investor Presentation : www.dealroadshow.com Password: WOLS18B

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The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-326-5897.